POWER PURCHASE AND SALES CONTRACT

ASSIGNMENT AND TERMINATION AGREEMENT

        This POWER PURCHASE AND SALES CONTRACT ASSIGNMENT AND TERMINATION AGREEMENT is dated as of December 20, 2004 by and among Aquila, Inc., a Delaware corporation formerly known as UtiliCorp United Inc. (“AI”), Aquila Merchant Services, Inc., a Delaware corporation which is the successor by merger to Aquila Energy Marketing Corporation, which in turn was formerly known as Aquila Power Corporation (“AMS”), Aquila Long Term, Inc., a Delaware corporation (“ALT” and, together with AI and AMS, “Aquila”), and South Mississippi Electric Power Association, a Mississippi corporation (“SMEPA”). Each of AI, AMS, ALT and SMEPA is individually referred to herein as a “Party”, and collectively AI, AMS, ALT and SMEPA are referred to herein as the “Parties”.

RECITALS

    A.                      AI, ALT (as successor to AMS) and SMEPA are parties to the SMEPA Power Sales Agreement (as defined below).

    B.                      AI, ALT (as successor to AMS) and LSP Energy Limited Partnership, a Delaware limited partnership (“LSP”), are parties to the LSP Agreements (as defined below).

    C.                      The Parties desire (a) to terminate the SMEPA Power Sales Agreement, and (b) that Aquila assign to SMEPA and that SMEPA assume all of Aquila’s rights and obligations under the LSP Agreements, in each case in accordance with the terms and conditions set forth herein.

    Accordingly,  the Parties agree as follows:

ARTICLE I

DEFINITIONS

    1.1                Definitions. In addition to the terms defined elsewhere herein, the terms below are defined as follows:

    “Agreement”means this Power Purchase and Sales Contract Assignment and Termination Agreement, as the same may be amended from time to time in accordance with the terms hereof.

    “Assignment and Termination Price” has the meaning set forth in Section 2.3.

    “Assumed Liabilities” means all liabilities and obligations of Aquila under the LSP Agreements arising after the Closing Date.

    “Baseline Date” means February 28, 2005.

    “Closing”has the meaning set forth in Section 2.4.

    “Closing Date” has the meaning set forth in Section 2.4.

    “Credit Support” means the Credit Support (as defined in the LSP PPA) provided by LSP and held by Aquila pursuant to Section 13.6 of the LSP PPA.

    “FERC”means the Federal Energy Regulatory Commission.

    “Gas Transportation and Fuel Management Agreement” has the meaning ascribed thereto in Section 6.1(h).

    “Governmental Authority” means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

    “KCC”means the Kansas Corporation Commission.

    “Lender Consent Agreement” means the Consent and Agreement dated as of August 28, 1998 by ALT (as successor to AMS) and Aquila, as accepted and agreed to by IBJ Schroder Bank and Trust Company and LSP.

    “LSP”means LSP Energy Limited Partnership, a Delaware limited partnership.

    “LSP Agreements” means (a) the Power Purchase Agreement dated May 21, 1998 (as amended, the “LSP PPA”) by and between LSP, as seller, and ALT (as successor to AMS) and AI, as purchaser, as amended by (i) the Letter Agreement dated July 14, 1998, (ii) the Letter Agreement dated July 16, 1998, (iii) the First Amendment to Power Purchase Agreement dated as of August 4, 2000 by and between LSP, ALT (as successor to AMS) and AI, (iv) the agency letter agreements for notices dated April 20, 2001 and May 30, 2001, (v) the letter from LSP to Jeremy Morgan dated July 31, 2003 re: derate on Batesville unit, and (vi) the letter from Jeremy Morgan to LSP dated September 21, 2001 relating to generator imbalance service, (b) the Lender Consent Agreement, and (c) the TGC Connection Consent and Agreement.

    “LSP PPA” has the meaning ascribed thereto in the definition of “LSP Agreements”.

    “Margin Amount” means the amount of margin between the LSP PPA and the SMEPA Power Sales Agreement calculated on a daily basis, which amount the Parties have agreed is Four Thousand One Hundred Dollars ($4,100.00).

    “Non-Surviving Representations and Warranties” has the meaning set forth in Section 8.1.

    “Outside Date” means May 1, 2005 (or any other date to which the Parties subsequently agree in writing).

    “Party”has the meaning set forth in the preface of this Agreement.

    “Person”means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

    “SMEPA Power Sales Agreement” means the Power Sales Agreement dated August 18, 1999 among ALT (as successor to AMS), AI and SMEPA.

    “TGC Connection Consent and Agreement” means the Consent and Agreement dated as of January 28, 2000 by and among AMS, AI and LSP.

       1.2               Certain Interpretive Matters.

    (a)        When a reference is made in this Agreement to an Article or Section, such reference will be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references to $ or dollar amounts are to the lawful currency of the United States of America. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its successors and permitted assigns.

    (b)        No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II

BASIC TRANSACTION

        2.1                Termination of the SMEPA Power Sales Agreement; Assignment of the LSP Agreements. On and subject to the terms and conditions of this Agreement, (a) the Parties agree to terminate the SMEPA Power Sales Agreement, and (b) Aquila agrees to assign, and SMEPA agrees to accept the assignment of, the LSP Agreements, in each case at the Closing (and effective at 11:59 p.m. on the Closing Date) for the consideration specified in Section 2.3. The Parties agree that all payments to be paid or received by Aquila (or, after the Closing Date, by SMEPA) under the LSP Agreements shall be prorated as of the Closing Date, with Aquila being responsible for and entitled to the benefit of payments attributable to the period up to and through the Closing Date, and SMEPA being responsible for and entitled to the benefit of payments attributable to the period commencing on the day after the Closing Date. After Closing, Aquila will promptly remit and send to SMEPA any and all payments, funds, assets, notices, reports and other documents and information received by Aquila or its agents or representatives that relate to periods after the Closing Date. After Closing, SMEPA will promptly remit and send to Aquila any and all payments, funds, assets, notices, reports and other documents and information received by SMEPA or its agents or representatives that relate to periods on or prior to the Closing Date.

        2.2                Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, SMEPA agrees to assume and become responsible for the Assumed Liabilities at the Closing.

        2.3                Assignment and Termination Price. SMEPA agrees to pay Aquila (by payment to AI) Sixteen Million Two Hundred Fifty Thousand Dollars ($16,250,000.00) subject to adjustment in the event that the Closing Date is not the Baseline Date as provided in this Section 2.3 (as so adjusted, the “Assignment and Termination Price”). In the event that the Closing Date occurs after the Baseline Date, the Parties agree that the Assignment and Termination Price shall be reduced by the product of (i) the Margin Amount, and (ii) the number of days between the Baseline Date and the Closing Date (including the Closing Date). In the event that the Closing Date occurs prior to the Baseline Date, the Parties agree that the Assignment and Termination Price shall be increased by the product of (i) the Margin Amount, and (ii) the number of days between and including the Closing Date and the Baseline Date (including the Baseline Date).

        2.4                The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Kansas City office of Blackwell Sanders Peper Martin LLP commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”).

        2.5                Deliveries at the Closing. At the Closing, (a) Aquila will deliver to SMEPA the various certificates, instruments and documents referred to in Section 6.1 below executed by the appropriate parties, (b) SMEPA will deliver to Aquila the various certificates, instruments and documents referred to in Section 6.2 below executed by the appropriate parties, (c) SMEPA will deliver to Aquila the consideration specified in Section 2.3 above, and (d) Aquila will deliver to SMEPA the Credit Support.

        2.6                Ongoing AMS Services. Following the Closing, AMS shall continue to provide gas transportation services and fuel procurement and scheduling services in accordance with the letter agreement regarding transportation capacity dated July 15, 2002 between AMS and SMEPA and the Gas Transportation and Fuel Management Agreement until December 31, 2005.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AQUILA

        Aquila represents and warrants to SMEPA that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date.

        3.1                Organization. Each of AI, AMS and ALT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        3.2                Authorization of Transaction; Enforceability. AI, AMS and ALT have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly authorized by each of AI, AMS and ALT and constitutes the valid and legally binding obligation of AI, AMS and ALT, enforceable in accordance with its terms and conditions.

        3.3                Non-Contravention. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which AI, AMS or ALT is subject or any provision of the charter or bylaws of AI, AMS or ALT, or (b) conflict with, result in the breach of, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the LSP Agreements or any other agreement, contract, lease, license, instrument or other arrangement to which AI, AMS or ALT is a party or by which it is bound, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a material adverse effect on the ability of AI, AMS and ALT to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 3.3, none of AI, AMS or ALT needs to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

        3.4                Broker’s Fees. AI, AMS and ALT have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which SMEPA could become liable or obligated.

        3.5                LSP Agreements. The LSP Agreements are valid and binding obligations of AI, AMS and/or ALT, as applicable, and are in full force and effect. None of AI, AMS or ALT (a) is in default (with or without notice or lapse of time) or breach in any material respect under the terms of the LSP Agreements, or (b) other than pursuant to this Agreement, has transferred any interest in the LSP Agreements to a Person not included in the definition of “Aquila”. LSP has provided Credit Support under Section 13.6 of the LSP PPA due to LSP’s failure to maintain a Debt Service Coverage Ratio (as defined in the LSP PPA) of at least 1.25 to 1.00 for four (4) consecutive quarters. Otherwise, to the knowledge of Aquila, no counterparty to an LSP Agreement is in default (with or without notice or lapse of time) or breach in any material respect under the terms thereof.

        3.6                No Other Arrangements. Aquila is not a party to any contract or agreement relating to the Facility (as defined in the LSP PPA) other than: (a) the agreements referenced in Section 2.6; and (b) prior to consummation of the transactions contemplated by this Agreement, the LSP Agreements and the SMEPA Power Sales Agreement. Additionally, SMEPA and LSP have agreed to an interpretation of the definition of “EUDH” as set forth in Section 10.3 of the LSP PPA, which will be memorialized by LSP and SMEPA in the Assignment and Assumption Agreement attached hereto as Exhibit 6.1(f).

        3.7                Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, AQUILA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS AND LIABILITIES (INCLUDING, WITHOUT LIMITATION, THE LSP AGREEMENTS) OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS AND WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SMEPA

        SMEPA represents and warrants to Aquila that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date.

        4.1                Organization of SMEPA. SMEPA is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi.

        4.2                Authorization of Transaction; Enforceability. SMEPA has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized by SMEPA and constitutes the valid and legally binding obligation of SMEPA, enforceable in accordance with its terms and conditions.

        4.3                Non-Contravention. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby by SMEPA, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which SMEPA is subject or any provision of the charter or bylaws of SMEPA, or (b) conflict with, result in the breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which SMEPA is a party or by which it is bound, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a material adverse effect on the ability of SMEPA to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 4.3, SMEPA does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

        4.4                Broker’s Fees. SMEPA has no liability or obligation to pay any fees or commissions to which any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Aquila could become liable or obligated.

        4.5                Source of Assignment and Termination Price. The payment of the Assignment and Termination Price by SMEPA shall be initially funded through normal credit lines.

ARTICLE V

PRE-CLOSING COVENANTS

        The Parties agree as follows with respect to the period between execution of this Agreement and the Closing.

        5.1                General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper and advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI below).

        5.2                Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of Governmental Authorities in connection with the matters referred to in Sections 3.3 and 4.3 above. Without limiting the generality of the foregoing, within ten (10) days following the date of this Agreement, Aquila shall request orders (a) under Section 203 of the Federal Power Act from FERC, and (b) from the KCC, in each case approving the transactions contemplated by this Agreement. SMEPA will provide all assistance reasonably requested by Aquila in order to obtain and expedite FERC and KCC approval.

ARTICLE VI

CONDITIONS TO OBLIGATION TO CLOSE

     6.1                Conditions to Obligations of SMEPA. The obligation of SMEPA to consummate the transactions to be performed by it in connection with the Closing is subject to the following conditions:

    (a)        the representations and warranties set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date (except for representations and warranties which are qualified by “materiality” or “material”, which representations and warranties shall be true and correct in all respects at and as of the Closing Date);

(b) Aquila shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) there shall not be any injunction, judgment, order, decree, ruling or charge pending, threatened or in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) Aquila shall have delivered to SMEPA a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(c) is satisfied in all respects;

    (e)        the Parties shall have received all authorizations, consents and approvals of Governmental Authorities (which shall be final and non-appealable) and other third parties referred to in Sections 3.3, 4.3 and 5.2 above;

    (f)        Aquila and LSP shall have entered into an Assignment and Assumption Agreement in substance substantially similar to that set forth in Exhibit 6.1(f) hereto (subject to any reasonable changes requested by LSP that do not adversely affect SMEPA);

(g) Aquila shall have entered into and delivered to SMEPA a Termination Agreement in form and substance substantially similar to that set forth in Exhibit 6.1(g) hereto; and

    (h)        AMS shall have entered into and delivered to SMEPA a Gas Transportation and Fuel Management Agreement (the “Gas Transportation and Fuel Management Agreement”) between SMEPA and AMS in form and substance substantially similar to that set forth in Exhibit 6.1(h) hereto.

    (i)        AMS shall have delivered to SMEPA an irrevocable standby letter of credit written with SMEPA as the beneficiary, in form and substance substantially similar to that set forth in Exhibit 6.1(i) hereto (subject to any reasonable changes requested by Bank One, N.A.) (the “Letter of Credit”), for an amount totaling the product of Fifty Thousand Dollars ($50,000.00) times the number of partial and full calendar months between the Closing Date and December 31, 2005, which total amount will be decreased by Fifty Thousand Dollars ($50,000.00) on the last day of each calendar month during the term of the Letter of Credit.

A waiver of a condition specified in Section 6.1 shall be evidenced either by (i) a writing expressly waiving the condition executed by SMEPA, or (ii) SMEPA’s consummation of the transactions to be performed by it in connection with the Closing notwithstanding the failure of the condition to be met.

        6.2                Conditions to Obligations of Aquila. The obligation of Aquila to consummate the transactions to be performed by it in connection with the Closing is subject to the following conditions:

    (a)        the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date (except for representations and warranties which are qualified by “materiality” or “material”, which representations and warranties shall be true and correct in all respects at and as of the Closing Date);

    (b)        SMEPA shall have performed and complied with all of its covenants hereunder (including, without limitation, the payment of the Assignment and Termination Price pursuant to Section 2.3 hereof) in all respects through the Closing;

(c) there shall not be any injunction, judgment, order, decree, ruling or charge pending, threatened or in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) SMEPA shall have delivered to Aquila a certificate to the effect that each of the conditions specified in Section 6.2(a)-(c) is satisfied in all respects;

    (e)        the Parties shall have received all authorizations, consents and approvals of Governmental Authorities (which shall be final and non-appealable) and other third parties referred to in Sections 3.3, 4.3 and 5.2 above;

    (f)        SMEPA and LSP shall have entered into an Assignment and Assumption Agreement in substance substantially similar to that set forth in Exhibit 6.1(f) hereto (subject to any reasonable changes requested by LSP that do not adversely affect Aquila);

(g) SMEPA shall have entered into and delivered to Aquila a Termination Agreement in form and substance substantially similar to that set forth in Exhibit 6.1(g) hereto;

    (h)        SMEPA shall have entered into and delivered to AMS the Gas Transportation and Fuel Management Agreement between SMEPA and AMS in form and substance substantially similar to that set forth in Exhibit 6.1(h) hereto; and

    (i)        Aquila shall have been released from all liability under the LSP Agreements and all other contractual obligations relating in any way to the Facility (as defined in the LSP PPA) or to LSP or SMEPA with respect to the Facility (except under the agreements referenced in Section 2.6).

A waiver of a condition specified in Section 6.2 shall be evidenced either by (i) a writing expressly waiving the condition executed by AI, AMS and ALT, or (ii) with the exception of the Section 6.2(b) condition that SMEPA pay the Assignment and Termination Price, Aquila’s consummation of the transactions to be performed by it in connection with the Closing notwithstanding the failure of the condition to be met.

ARTICLE VII

TERMINATION

     7.1               Termination of this Agreement. The Parties may terminate this Agreement prior to the Closing as follows:

(a) Aquila and SMEPA may terminate this Agreement by mutual written consent.

    (b)        SMEPA may terminate this Agreement by giving written notice to Aquila in the event: (i) Aquila has breached any representation, warranty or covenant contained in this Agreement in any material respect, SMEPA has notified Aquila of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of the breach; or (ii) the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from SMEPA itself breaching any representation, warranty or covenant contained in this Agreement).

    (c)        Aquila may terminate this Agreement by giving written notice to SMEPA in the event: (i) SMEPA has breached any representation, warranty or covenant contained in this Agreement in any material respect, Aquila has notified SMEPA of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of the breach; or (ii) the Closing shall not have occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Aquila itself breaching any representation, warranty or covenant contained in this Agreement).

        7.2                Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

ARTICLE VIII

NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        8.1                Representations and Warranties. The representations and warranties of the Parties in Sections 3.3, 3.5, 3.6, 4.3 and 4.5 of this Agreement (such non-surviving representations and warranties referred to herein as the “Non-Surviving Representations and Warranties”) shall not survive the Closing, and any and all breaches of such representations and warranties shall be deemed waived at Closing. The remaining representations and warranties of the Parties in this Agreement shall survive the Closing indefinitely. In no event shall Aquila’s aggregate liability to SMEPA under this Agreement exceed the Assignment and Termination Price.

        8.2                Covenants. The covenants contained in this Agreement shall survive for the period stated herein or, if no time is specified, indefinitely.

ARTICLE IX

MISCELLANEOUS

        9.1                Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without prior consultation with the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities.

        9.2                No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

        9.3.                Entire Agreement. This Agreement (including the documents referred to herein), together with (a) the Confidentiality Agreement dated August 19, 2004 among AI, AMS and SMEPA, and (b) the Confidentiality Agreement dated November 1, 2004 among AI, AMS and SMEPA, in each case as amended, modified and extended, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they relate to the subject matter hereof.

        9.4                Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, except that SMEPA after the Closing may assign its rights in (but not its obligations under) this Agreement to its lenders.

        9.5                Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

        9.6                Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.7                Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to AI, AMS or ALT: If to SMEPA: SMEPA Delivery Address:	Aquila, Inc.
20 West Ninth Street
Kansas City, Missouri 64105
Facsimile No.: 816-783-5175
Attention: General Counsel

South Mississippi Electric Power Association
P.O. Box 15849
Hattiesburg, Mississippi 39404-5489
Facsimile No.: 601-261-2351
Attention: James Compton

South Mississippi Electric Power Association
7037 U.S. Highway 49
Hattiesburg, Mississippi 39402

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile transmission, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.

        9.8                Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi without giving effect to any choice or conflict of law provision or rule (whether of the State of Mississippi or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Mississippi.

        9.9                Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        9.10                Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. If any legal action or other proceeding is brought for the enforcement of any of the rights or provisions of this Agreement, or because of a dispute or alleged breach, default or misrepresentation arising under, out of, or in connection with this Agreement or the other documents contemplated hereby, the successful or prevailing Party shall be entitled to recover reasonable attorneys fees and all other reasonable costs and expenses in connection therewith, in addition to any other relief to which it may be entitled.

        9.11                Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        9.12                Further Assurances. At SMEPA’s expense and without cost or expense to Aquila, Aquila agrees that it shall execute and deliver or cause to be executed and delivered from time to time such documents and take such other action as SMEPA reasonably may request to transfer to and vest in SMEPA the assets assigned hereunder.

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signature page follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

AQUILA, INC.

By:	/s/ Leslie J. Parrette
Name: Leslie J. Parrette
Title: Senior Vice President

AQUILA MERCHANT SERVICES, INC.

By:	/s/ Brogan Sullivan
Name: Brogan Sullivan
Title: Vice President

AQUILA LONG TERM, INC.

By:	/s/ Brogan Sullivan
Name: Brogan Sullivan
Title: Vice President

SOUTH MISSISSIPPI ELECTRIC
POWER ASSOCIATION

By:	/s/ James Compton
Name: James Compton
Title: General Manager